Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
American Power Conversion Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 33-25873, 33-54416, 333-32563, 333-78595, 333-80541, 333-80569, 333-91994 and 333-117109) on Form S-8 and (No. 333-107559) on Form S-3 of American Power Conversion Corporation of our report dated June 9, 2006, relating to the statements of net assets available for plan benefits of the American Power Conversion Corporation Consolidated 401(k) Plan as of December 31, 2005 and 2004, and the related statements of changes in net assets available for plan benefits for the years then ended, and the related supplementary schedule, which report appears in the December 31, 2005 annual report on Form 11-K of the American Power Conversion Corporation Consolidated 401(k) Plan.

/s/ KPMG LLP

Providence, Rhode Island
June 26, 2006